CONVERTIBLE SECURED PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

HBF Note No. 1 Date of Issuance: July 11, 2016

Principal Amount: $1,250,000

FOR VALUE RECEIVED, Optmed, Inc., Delaware corporation (the "Company"), hereby promises to pay H.B. Fuller Company (the "Lender"), the principal sum of $1,250,000, with simple interest on the outstanding principal amount at the rate of 8% per annum, provided that in no event shall the interest rate be less than the minimum rate of interest required in order to avoid the imputation of interest for federal income tax purposes. Interest shall commence upon the date hereof and shall continue on the outstanding principal until paid in full or converted. This Note is one of two (2) Notes issued pursuant to that certain Secured Convertible Note and Warrant Purchase Agreement dated July 11, 2016 between the Company and the Lender (the "Purchase Agreement") and is entitled to the benefits of and is subject to the terms contained in that Purchase Agreement. Capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

1. Maturity. Unless earlier paid or converted into Conversion Shares pursuant to Section 3 of the Purchase Agreement, the outstanding principal and accrued interest shall be due and payable by the Company on the Maturity Date.

2. Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Lender, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to accrued interest due and payable, and any remainder applied to principal.

3. Pre-Payment. Prepayment of principal, together with accrued interest, may be made in accordance with the terms of the Purchase Agreement.

4. Defaulted Interest. If the Company defaults in a payment of principal or interest on this Note, it shall pay interest on overdue principal (without regard to any applicable grace periods) from time to time on demand at the rate per annum equal to twelve percent (12%), to the extent lawful, until such time as the Company has paid such overdue principal.

5. Security. This Note is a first priority secured obligation of the Company.

6. Priority. This Note will be prior in right of payment to all current and future Company Indebtedness, except that all Indebtedness owed by the Company to Pidilite (and/or its affiliates) pursuant to the Pidilite NPA and existing on the date of the Note 1 Closing shall be *pari passu* with the Indebtedness created pursuant to this Note.

7. Successors and Assigns. This Note applies to, inures to the benefit of and binds the successors and assigns of the parties hereto. Notwithstanding the forgoing, any transfer of this Note may be effected only in accordance with the Purchase Agreement. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, as well as all other terms and conditions contained in this Note and in the Purchase Agreement, and agrees to comply with all such terms and conditions for the benefit of the Company and any other holders.

8. Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

9. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

10. Severability. If any provision of this Note is held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11. Expenses. Other than as provided elsewhere herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

12. Waiver of Jury Trial. TO THE EXTENT THE COMPANY MAY LEGALLY DO SO, THE COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS NOTE, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THIS NOTE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. TO THE EXTENT THE COMPANY MAY LEGALLY DO SO, THE COMPANY HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS NOTE MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

13. Jurisdiction, Dispute Resolution. This Note shall be governed by and construed solely and exclusively in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof. Any dispute, claim or controversy arising out of or relating to this Note or the breach, termination, enforcement, interpretation or validity thereof, shall be determined in accordance with Section 10.2 of the Purchase Agreement.

Date: 07/10/2016, 2016

OPTMED, INC.

By: ______________________________

Print Name: Ervin Braun

Print Title: Chief Executive Officer